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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported


(Print or Type Responses)
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1.  Name and Address of Reporting Person*

Rubin                         Michael                            G.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                              1075 First Avenue
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                                   (Street)

                           King of Prussia, PA 19406
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Global Sports, Inc. (GSPT)
                                             -----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person (Voluntary)
                                                                     -----------

4.  Statement for Month/Year  December 29, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (check all applicable)

    [X] Director    [X] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                     Chairman and Chief Executive Officer
                     ------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form Filed by One Reporting Person
    ---

    ___ Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                   --------------------------      Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
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

* If form is filed by more than one reporting person, see instruction 4(b)(v).

FORM 5 (continued)     Table II--Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned (e.g., puts, calls, warrants,
                                  options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------

                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Option to Purchase                     $5.563          01.03.01            A                          1,000,000
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
------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-                 7. Title and Amount of         8. Price         9. Number          10. Owner-       11. Na-
   cisable and                   Underlying Securities          of               of Deriv-           ship             ture
   Expiration                    (Instr. 3 and 4)               Deriv-           ative               of De-           of In-
   Date                                                         ative            Secur-              rivative         direct
   (Month/Day/                                                  Secur-           ities               Secu-            Bene-
   Year)                                                        ity              Bene-               rity             ficial
                                                                (Instr. 5)       ficially            Direct           Owner-
 ---------------------------------------------------                             Owned               (D) or           ship
 Date          Expira-                     Amount or                             at End              Indi-            (Instr. 4)
 Exer-         tion                Title   Number of                             of Year             rect (I)
 cisable       Date                        Shares                                (Instr. 4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
(1)            01.03.11          Common    1,000,000                          1,000,000             D
                                 Stock
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

Explanation of Responses:

(1) Option to Purchase which was granted on 01.03.01 becomes exercisable as follows: 250,000 shares on each of January 4, 2002, January 4, 2003, January 4, 2004 and January 4, 2005.


             /s/ Michael G. Rubin        January 25, 2002
       --------------------------------  ----------------
       **Signature of Reporting Person         Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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